Exhibit 12

CrowdCheck Law LLP

700 12th Street NW, Suite 700

Washington, DC 20005

March 16, 2022

Attn: 370 Legacy, Inc., Managing Member

370 Markets, LLC

8545 W Warm Springs Road, Ste A4 #192,

Las Vegas, NV 89113

To the Managing Member:

We are acting as counsel to 370 Markets, LLC (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of membership interests (the “Interests”) in each of the applicable series of the Company (each, a “Series”) as set forth on Schedule 1 hereto (each, an “Offering”).

In connection with the opinion contained herein, we have examined the offering statement, the certificate of formation of the Company, its Amended and Restated Limited Liability Agreement (as amended), and the Series Designation of each Series undertaking an Offering, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the Interests being sold in each Offering pursuant to the offering statement have been authorized by all necessary series limited liability company actions of the Company and, when issued in the manner described in the offering statement, will be validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

AS/GHA

SCHEDULE 1

Series Name	Offering Price per Interest ($)	Maximum Membership Interests	Maximum Offering Size ($)
Holy Grail	16.00	2,500	40,000.00
Silicon Valley	12.00	1,500	18,000.00
Legacy	20.00	500	10,000.00
Speedboat	10.00	1,500	15,000.00
The Goats	22.00	2,500	55,000.00
North Carolina	10.00	1,500	15,000.00
Born and BRED	13.00	1,500	15,000.00
Mamba	7.00	2,000	14,000.00
Grammy	25.00	120,000	1,800,000.00
Hova	13.00	2,000	26,000.00
Kobe AJ Pack	24.00	1,250	30,000.00
OG AF1 Pack	10.00	2,500	25,000.00
85 Boxed Jordan	5.00	6,000	30,000.00
85 AJ Colors Pack	5.00	8,000	40,000.00
85 Chicago B-Grade	5.00	3,000	15,000.00
Off-White The Ten	20.00	1,500	30,000.00
OVO Pack	25.00	2,200	55,000.00
Air Yeezy 2 Collection	10.00	3,500	35,000.00
UNDFTD AJ4	30.00	1,333	40,000.00
Nipsey AJ3	10.00	1,800	18,000.00
Usher Gold Pack	15.00	2,667	40,000.00
Eminem AJ 4	8.00	2,750	22,000.00
Dr J Pack	5.00	2,400	12,000.00
DJ AM Collection	5.00	5,000	25,000.00
Music Box AF1	1.00	6,000	6,000.00
SB Mummy Dunk	1.00	110	110.00
SB Strawberry Cough	1.00	110	110.00
Dark Marina Blue Jordan 1 release	5.00	1,035	5,175.00